Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-156131, 333-156133, 333-156136, 333-172077, 333-219560, and 333-238784) on Form S-8 of our reports dated February 20, 2023, with respect to the consolidated financial statements of Clearwater Paper Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Seattle, Washington
February 20, 2023